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                                                                    Exhibit 2.6


                FIFTH AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     This Fifth Amendment to Agreement and Plan of Merger ("Amendment") is entered into as of July 25, 2000 by and among AT&T Corp. ("Parent"), a New York corporation, AT&T Latin America Corp. ("RV"), a Delaware corporation (formerly named Kiri Inc.), Frantis, Inc.("Merger Sub"), a Delaware corporation, and FirstCom Corporation (the "Company"), a Texas Corporation.

                                    RECITALS

     A. Parent, RV, Merger Sub and the Company (the "Parties") have entered into an Agreement and Plan of Merger, dated as of November 1, 1999 (as amended on February 1, 2000, February 23, 2000, May 10, 2000 and June 15, 2000, the "Merger Agreement").

     B. The Parties amended the Merger Agreement on June 15, 2000 to extend the date on which Parent or the Company may terminate the Merger Agreement from June 30, 2000 to July 31, 2000.

     C. The Parties desire to extend further again the date on which Parent or the Company may terminate the Merger Agreement.

     D. The Parties also desire to amend the Merger Agreement in order to accommodate a change in par value of the RV Common Stock and the issuance of a series of a non-voting, non-participating, and non-convertible RV Preferred Stock.

     NOW, THEREFORE, the parties agree as follows:

          1. Defined Terms. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Merger Agreement.

          2. Extension Date. The date of July 31, 2000 appearing in clause (i) of Section 6.1(b) of the Merger Agreement is hereby amended to read "August 31, 2000."

          3. Amendment of Section 2.1(a). The words "share of Class A common stock, par value $0.01 per share, of RV" in Paragraph (a) of Section 2.1 of the Merger Agreement are hereby deleted and replaced in their entirety with "share of Class A common stock, par value $0.0001 per share, of RV."

          4. Amendment to Section 3.2. Paragraph (d)(i) of Section 3.2 of the Merger Agreement is hereby amended by the addition of new sentence at the end of such paragraph the reads:

        Notwithstanding the foregoing, as of the Closing, the capital stock of RV may also include shares of non-voting, non-convertible and non-participating RV Preferred Stock issued by RV to Parent or a wholly-owned subsidiary of Parent in an aggregate amount not to exceed $190 million, substantially on the terms attached as Exhibit H.

          4. Amendment to Exhibits. Annex A attached hereto shall be inserted after Exhibit G of the Merger Agreement as a new Exhibit H.

          5. Consent. Pursuant to Section 4.13(c)(ii) of the Merger Agreement, FirstCom hereby consents to the issuance by RV of shares of non-voting, non-convertible and non-participating RV Preferred Stock to Parent or a wholly-owned subsidiary of Parent in an aggregate amount not to exceed $190 million, substantially on the terms attached as Annex A hereto.
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          6. Counterparts.  This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

          7. Effectiveness. This Amendment shall be effective only upon execution and delivery by each of the parties hereto.

               [INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

                                          AT&T CORP.

                                          By:       /s/ JOHN A. HAIGH
                                            ------------------------------------
                                              Name: John A. Haigh
                                              Title: Vice President

                                          AT&T LATIN AMERICA CORP.

                                          By:       /s/ JOHN A. HAIGH
                                            ------------------------------------
                                              Name: John A. Haigh
                                              Title: President

                                          FRANTIS, INC.

                                          By:       /s/ JOHN A. HAIGH
                                            ------------------------------------
                                              Name: John A. Haigh
                                              Title: President

                                          FIRSTCOM CORPORATION.

                                          By:   /s/ PATRICIO E. NORTHLAND
                                            ------------------------------------
                                              Name: Patricio E. Northland
                                              Title: Chairman, CEO & President

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                                    ANNEX A
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                     FORM OF CERTIFICATE OF DESIGNATION OF
                        SHARES OF 15% SERIES B PREFERRED
                       STOCK OF AT&T LATIN AMERICA CORP.

                            AT&T LATIN AMERICA CORP.
                             ---------------------

                           CERTIFICATE OF DESIGNATION

                         PURSUANT TO SECTION 151 OF THE
                        DELAWARE GENERAL CORPORATION LAW
                             ---------------------

                    15% SERIES B CUMULATIVE PREFERRED STOCK
                             ---------------------

     1. DESIGNATION AND AMOUNT. This series of Preferred Stock shall be designated as the 15% Series B Cumulative Preferred Stock (the "SERIES B PREFERRED STOCK"), and the authorized number of shares constituting such series shall be 100,000, par value $0.001 per share.

     2. RANK. The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation of the Corporation, rank (A) senior to all classes of Common Stock and to each other class or series of shares of the Corporation hereafter created, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series B Preferred Stock as to dividends and distributions upon the liquidation of the Corporation (collectively with the Common Stock, referred to for purposes of this Certificate as the "JUNIOR STOCK"); (B) on a parity with each class of shares or series of preferred shares issued by the Corporation after the date hereof, the terms of which specifically provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividends and distributions upon the liquidation of the Corporation (collectively referred to for purposes of this Certificate as "PARITY STOCK"), PROVIDED that any such Parity Stock not approved by the Holders in accordance with Section 5(b) hereof shall be Junior Stock and not Parity Stock; and (C) junior to the Series A Preferred Stock, par value $0.001, of the Corporation (the "SERIES A PREFERRED STOCK") and to each class or series of shares of the Corporation hereafter created that has been approved by the Holders in accordance with Section 5(b) hereof and the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock as to dividends and distributions upon liquidation, winding-up or dissolution of the Corporation (collectively referred to as "SENIOR STOCK"), PROVIDED that any such Senior Stock that was not approved by the Holders in accordance with Section 5(b) shall be Junior Stock and not Senior Stock.

     3. DIVIDENDS.

     (a) Beginning on the Original Issue Date, the Holders of the outstanding shares of Series B Preferred Stock shall be entitled to receive, payable when and as declared by the Board of Directors of the Corporation out of assets legally available therefor, distributions in the form of cash dividends on each share of Series B Preferred Stock at an annual rate of fifteen percent (15%) of the sum of (i) [$ ] (the "SERIES B PURCHASE PRICE") and (ii) all accumulated and unpaid dividends accrued thereon pursuant to this Section 3 from the date of issuance thereof (the "SERIES B DIVIDENDS"; the sum of the Series B Purchase Price and Series B Dividends is referred to herein as the "SERIES B PREFERENCE AMOUNT"). All dividends shall (i) be cumulative, whether or not earned or declared and whether or not there are profits, surplus or other funds legally available for the payment of dividends, (ii) continue to accrue on a daily basis from the Original Issue Date until paid out of assets legally available therefor and (iii) be payable semi-annually in arrears on each Dividend Payment Date, commencing on the first Dividend Payment Date after the Original Issue
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Date. Each dividend shall be payable to the Holders of record as they appear on the stock books of the Corporation on the Dividend Record Date immediately preceding the related Dividend Payment Date or, if dividends are payable on a date other than a Dividend Payment Date pursuant to the terms hereof, ten Business Days prior to such date.

     (b) So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on account of, or purchase, redeem, retire or otherwise acquire for value, or set apart for payment money for a sinking or other similar fund for the purchase, redemption, retirement or other acquisition for value of, any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable for or convertible into Junior Stock or Parity Stock, or make any distribution or dividend in respect thereof, either directly or indirectly, whether in cash, obligations or shares of the Corporation or other property.

     4. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (each, a "LIQUIDATION"), each Holder shall be entitled, after provision for the payment of the Corporation's debts, any liquidation preference on Senior Stock and any other non-contingent liabilities to be paid in cash in full, before any distribution is made on any Junior Stock but in parity with any distribution to Parity Stock, an amount in cash equal to the Series B Preference Amount plus an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up (the "LIQUIDATION AMOUNT") for each Series B Preferred Share held by such Holder. If, upon a Liquidation, the net assets of the Corporation distributable among the Holders and the holders of any Parity Stock shall be insufficient to permit the payment of the Liquidation Amount and the liquidation preference for such Parity Stock in full, then the entire net assets of the Corporation remaining after the provision for the payment of the Corporation's debts, any liquidation preference on Senior Stock and any other non-contingent liabilities shall be distributed among the Holders and the holders of any Parity Stock, respectively, ratably in proportion to the full preferential amounts to which they would otherwise be entitled on account of their Series B Preferred Stock or Parity Stock, as the case may be.

     5. VOTING.

     (a) Except as otherwise required under law or as set forth in this Section 5 below, the Holders shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

     (b) So long as any shares of Series B Preferred Stock shall be outstanding, the approval of Holders of at least a majority of the shares of Series B Preferred Stock at the time outstanding, voting as a separate class, shall be required for (i) the authorization or issuance of any shares of Senior Stock not authorized or issued as of the Original Issue Date, (ii) the authorization or issuance of any additional shares of Series B Preferred Stock, (iii) the authorization or issuance of any shares of Parity Stock, (iv) the reclassification of any shares of the Corporation into shares of Preferred Stock that are not Junior Stock, (v) the authorization of any security of the Corporation exchangeable for, convertible into, or evidencing the right to purchase any Senior Stock, Parity Stock or Series B Preferred Stock, (vi) any amendment, alteration or revocation of the Certificate of Incorporation (including this Certificate of Designation) or the Bylaws of the Corporation that causes a modification in the preferences, privileges, rights or powers of the Series B Preferred Stock and (vii) any amendment or modification of the preferences, privileges, rights or powers of the Class A Preferred Stock that would have an adverse effect on the Holders. Any increase in the aggregate principal amount of any Indebtedness or other security convertible into any class or series of shares shall be deemed an authorization or issuance of such class or series of shares.

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     (c) So long as any shares of Series B Preferred Stock shall be outstanding, without the affirmative approval of Holders of at least a majority of the outstanding shares of Series B Preferred Stock voting as a separate class, the Corporation shall not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person, engage in any other similar transaction or adopt a plan of liquidation unless: (i) either (A) the Corporation is the surviving or continuing Person or (B) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Corporation substantially as an entirety or in the case of a plan of liquidation, the Person to which assets of the Corporation have been transferred, shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) if the Corporation is not the surviving Person, the Series B Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series B Preferred Stock had immediately prior to such transaction; (iii) immediately after giving effect to such transactions, no Triggering Event shall have occurred or be continuing; and (iv) such surviving Person shall have delivered to the Holders prior to the consummation of the proposed transaction an officers' certificate and an opinion of counsel, each reasonably satisfactory in form and substance to Holders of a at least a majority of the outstanding Series B Preferred Stock, each stating that such consolidation, merger or transfer complies with the terms hereof and that all conditions precedent herein relating to such transaction have been satisfied.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Corporation, the capital stock of which constitutes all or substantially all of the properties and assets of the Corporation shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

     (d) If and whenever at any time or from time to time, (i) cash dividends on the Series B Preferred Stock are in arrears and unpaid for three or more semi-annual Dividend Periods (whether or not consecutive), (ii) the Corporation fails to discharge any redemption obligation with respect to the Series B Preferred Stock, (iii) the Corporation fails to make an Offer to Purchase following a Change of Control in accordance with Section 8 hereof or fails to purchase shares of Series B Preferred Stock from Holders who validly tender their shares pursuant to an Offer to Purchase or (iv) the Corporation breaches or violates one of the provisions set forth in Section 9 hereof and such breach or violation continues for a period of 30 days or more; (each such event, a "TRIGGERING EVENT"), then occurrence of such Triggering Event shall mark the beginning of a period (herein called a "DEFAULT PERIOD") which shall extend until:

          (A) any accumulated dividends that are in arrears on the Series B Preferred Stock are declared and paid in full cash; and

          (B) the failure, breach or default giving rise to any such Triggering Event is cured or waived by the Holders of at least a majority of the shares of Series B Preferred Stock then outstanding and entitled to vote thereon.

     During the continuance of each and every Default Period, the Holders shall have the right (in addition to any other rights they may have), voting separately as a class, to elect two members of the Board of Directors. The right of the Holders to elect members of the Board of Directors during a Default Period may be exercised initially either at a special meeting of stockholders called as

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provided below or at the Corporation's next annual meeting of stockholders, and thereafter at each subsequent annual meeting of stockholders, until such Default Period has ended, at which time such right shall terminate, except as herein or by law expressly provided, subject to the revesting of such rights to such holders if a subsequent Default Period should occur. In case of any vacancy occurring among the directors elected by the Holders, such vacancy may be filled only by the affirmative vote of the Holders of at least a majority of the shares of Series B Preferred Stock. At elections for such directors, each Holder shall be entitled to one vote for each share.

     At any time when such special voting rights shall have vested in the Holders as provided in this Section 5(d), an authorized officer of the Corporation shall, upon the written request of the Holders of record of at least 10% of the aggregate par value of the shares of Series B Preferred Stock, addressed to the Secretary of the Corporation, call a special meeting of the Holders for the purpose of electing such additional directors. Such meeting shall be held at the earliest practicable date at the principal office of the Corporation or such other place as is agreed by the Corporation and Holders of a least a majority of the outstanding shares of Series B Preferred Stock. If such meeting shall not be called by a proper officer of the Corporation within 15 days after receipt of written request upon the Secretary of the Corporation (or any Assistant Secretary if the Secretary is absent) sent by first class mail, postage prepaid, or by overnight air courier, or within 15 days after mailing the same within the United States of America by registered mail addressed to the Secretary of the Corporation at its principal office, then Holders of record of at least 10% of the aggregate par value of the shares of Series B Preferred Stock at the time outstanding may designate in writing one of the Holders to call such meeting at the expense of the Corporation, and such meeting may be called by such Person so designated upon the notice required for annual meetings of stockholders and shall be held at such principal office. Any Holder so designated shall have access to the stock books of the Corporation relating to the Holders of Series B Preferred Stock for the purpose of causing meetings of stockholders to be called pursuant to these provisions.

     At any meeting held for the purpose of electing directors at which the Holders shall have the special right, voting together as one class to elect directors as provided in this Section 5(d), the presence, in person or by proxy, of the Holders of at least a majority of the shares of Series B Preferred Stock at the time outstanding shall be required to constitute a quorum of such class for the election of directors pursuant to this Section 5(d), and the affirmative vote of the Holders of at least a majority of the shares of Series B Preferred Stock present in person or by proxy at such meeting shall constitute the act of such Series B Preferred Stock. At any such meeting or adjournment thereof, in the absence of a quorum, Holders of at least a majority of the Series B Preferred Stock present in person or by proxy shall have the power to adjourn the meeting for the election of the directors that they are entitled to elect from time to time, without notice other than announcement at the meeting, until such a quorum shall be present.

     Immediately upon the commencement of any Default Period, the Corporation will give written notice thereof to each Holder of then outstanding shares of Series B Preferred Stock, at the address of each such Holder as it appears on the books of the Corporation.

     6. REDEMPTION AT CORPORATION'S OPTION.

     (a) The Corporation shall have the right (the "REDEMPTION RIGHT"), in its sole discretion, to redeem any outstanding shares of Series B Preferred Stock at any time after the fourth annual anniversary of the Original Issue Date. The redemption price (the "CORPORATION REDEMPTION PRICE") of each share of Series B Preferred Stock so redeemed shall be equal to the Series B Preference Amount plus an amount equal to a prorated dividend for the period from the date after the last Dividend Payment Date to the Corporate Redemption Date.

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     (b) The Corporation may elect to exercise the Redemption Right by written notice (a "CORPORATION NOTICE OF REDEMPTION") to each registered Holder specifying the time and place of such redemption and the number of shares of Series B Preferred Stock held by such Holder to be redeemed. Such Corporation Notice of Redemption shall be mailed by certified mail, return receipt requested, at least 10, and not more than 30 days prior to the date specified for redemption (the "CORPORATION REDEMPTION DATE"), to each registered Holder at such Holder's last address as it appears on the Corporation's books. At the closing of any redemption pursuant to this Section 6, the Corporation shall pay to each of the Holders called for redemption, against the Corporation's receipt from such Holder of the certificate or certificates representing the shares of such Series B Preferred Stock then held by such Holder, an amount equal to the Corporation Redemption Price for each such share, by wire transfer of immediately available funds.

     (c) In the case of any redemption pursuant to this Section 6, unless the Corporation fails to pay in full the Corporation Redemption Price, dividends on the shares called for redemption shall cease to accumulate on the applicable Corporation Redemption Date, and all rights of the Holders subject to such redemption by reason of their ownership of such shares shall cease on such Corporation Redemption Date, except the right to receive the Corporation Redemption Price on surrender to the Corporation of the certificates representing such shares. After the applicable Corporation Redemption Date, the shares shall not be deemed to be outstanding and shall not be transferable on the books of the Corporation, except to the Corporation.

     (d) Any shares of Series B Preferred Stock redeemed by the Corporation pursuant to this Section 6 shall be canceled and shall have the status of authorized and unissued preferred stock, without designation as to series.

     7. REDEMPTION AT HOLDER'S OPTION.

     (a) Each Holder shall have the right (the "PUT RIGHT"), in its sole discretion, to require the Corporation to redeem all or any portion of its outstanding shares of Series B Preferred Stock at any time after the fourth annual anniversary of the Original Issue Date. The redemption price (the "HOLDER REDEMPTION PRICE") of each share of Series B Preferred Stock so redeemed shall be equal to the Series B Preference Amount plus an amount equal to a prorated dividend for the period from the date after the last Dividend Payment Date to the Holder Redemption Date.

     (b) A Holder may elect to exercise its Put Right pursuant to Section 7(a) by mailing written notice (a "HOLDER REDEMPTION NOTICE") to the Corporation by certified mail, return receipt requested. The Holder Redemption Notice shall specify:

          (i) the name of the Holder delivering such Holder Redemption Notice;

          (ii) that such Holder is exercising its Put Right to require the Corporation to redeem shares of Series B Preferred Stock held by such holder; and

          (iii) the number of shares of Series B Preferred Stock to be subject to such redemption.

     (c) The Corporation shall, within thirty days of receipt of such Holder Redemption Notice, deliver to each Holder exercising its Put Right, a notice (the "CORPORATION NOTICE") specifying the date set for such redemption, which date shall be no more than thirty days after the Corporation Notice (the "HOLDER REDEMPTION DATE"). At the closing of any redemption pursuant to this Section 7, the Corporation shall pay to each of the Holders exercising its Put Right, against the Corporation's receipt from such Holder of the certificate or certificates representing the shares of such Series B Preferred Stock set forth in the Holder Redemption Notice, an amount equal to the Holder Redemption Price for each such share, by wire transfer of immediately available funds.

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     (d) Notwithstanding anything contained in this Section 7 to the contrary, the Corporation shall not be obligated to redeem shares of Series B Preferred Stock that are the subject of a Holder Redemption Notice if such redemption would result in a breach of, or would cause a default or event of default under, the Certificate of Designation of the Series A Preferred Stock, provided that if such breach, event of default or default would not result from the redemption of any number of shares of Series B Preferred Stock which is less than the total number of shares the Corporation is obligated to redeem on the Holder Redemption Date, the Corporation shall purchase on the Holder Redemption Date the maximum number of shares of Series B Preferred Stock it may so purchase, allocated among the holders which have elected to have their shares so repurchased ratably according to the number of shares so tendered; provided, further, however, the Corporation shall use its reasonable efforts to cure such default or violation in a timely manner and remove any associated restrictions or limitations which are applicable to the rights of the Holders contained in this Section 7.

     (e) In the case of any redemption pursuant to this Section 7, unless the Corporation defaults in the payment in full of the Holder Redemption Price, dividends on the shares called for redemption shall cease to accumulate on the applicable Holder Redemption Date, and all rights of the Holders subject to such redemption by reason of their ownership of such shares shall cease on such redemption date, except the right to receive the Holder Redemption Price on surrender to the Corporation of the certificates representing such shares. After the applicable Holder Redemption Date, the shares shall not be deemed to be outstanding and shall not be transferable on the books of the Corporation, except to the Corporation.

     (f) Any shares of Series B Preferred Stock redeemed by the Corporation pursuant to this Section 7 shall be canceled and shall have the status of authorized and unissued preferred stock, without designation as to series.

     8. CHANGE OF CONTROL.

     (a) OFFER TO PURCHASE. Within ten days following a Change of Control, the Corporation shall notify Holders of the Change of Control and shall make an offer (the "OFFER TO PURCHASE") to each such Holder to purchase for cash such Holder's shares of Series B Preferred Stock, or such portion thereof as may be determined by such Holder, at a price equal to 101% of sum of the Series B Preference Amount plus an amount equal to a prorated dividend for the period from the date after the last Dividend Payment Date to the closing date for Offer to Purchase (the "CHANGE OF CONTROL PRICE").

     (b) On the twentieth Business Day following the date of the Offer to Purchase or such other date agreed by the Corporation and Holders holding at least a majority of the outstanding shares of Series B Preferred Stock, the Corporation shall (A) accept for payment such shares of Series B Preferred Stock that are validly tendered pursuant to the Offer to Purchase, and (B) pay to the Holders of shares so accepted an amount in cash per share equal to the Change of Control Price by wire transfer of immediately available funds. Unless the Corporation defaults in the payment for the Series B Preferred Stock tendered pursuant to the Offer to Purchase, dividends will cease to accrue with respect to the Series B Preferred Stock so tendered and all rights of Holders of such tendered shares will terminate, except for the right to receive payment therefor. Any shares of Series B Preferred Stock which shall have been redeemed pursuant to this Section 8 shall be canceled and shall have the status of authorized and unissued preferred stock, without designation as to series.

     9. OTHER PROVISIONS.

     (a) ISSUANCES OF CAPITAL STOCK OF SUBSIDIARIES. The Corporation shall not permit any Subsidiary directly or indirectly to issue, sell, assign, pledge or otherwise encumber or dispose of any shares of its Capital Stock (except to the Corporation or another Subsidiary).

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     (b) LIMITATIONS ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING
SUBSIDIARIES. The Corporation shall not, and shall not cause or permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or permit or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Corporation to (i) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, such Subsidiary's profits; or (ii) make loans or advances or pay any Indebtedness or other obligation owed to the Corporation or to any Subsidiaries of the Corporation (any such restriction or encumbrance a "PAYMENT RESTRICTION"), except for such Payment Restrictions existing under or by reason of:

          (A) this Certificate of Designation;

          (B) any outstanding Indebtedness as in effect on the Original Issue Date;

          (C) the Global Card Holdings Inc. Credit Facility Agreement;

          (D) Acquired Indebtedness permitted by the terms of this Certificate of Designation, provided that such Indebtedness is not incurred as a result or in contemplation of the Asset Acquisition or acquisition of a Person resulting in such Indebtedness becoming Acquired Indebtedness; or

          (E) applicable law or regulations.

     10. DEFINITIONS. As used in this Certificate of Designation, and unless the context requires a different meaning, the following terms have the meanings indicated:

     (i) "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person (a) assumed in connection with an Asset Acquisition from such Person and (b) existing at the time such Person becomes a Subsidiary of any other Person.

     (ii) "AFFILIATE" of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

     (iii) "ASSET ACQUISITION" means (a) a transaction in which a Person becomes a Subsidiary of the Corporation or is merged with or into the Corporation or any Subsidiary of the Corporation or (b) the acquisition by the Corporation or a Subsidiary of the Corporation of assets of any Person which constitute all or substantially all of the assets of such Person or any division or line of business of such Person.

     (iv) "BUSINESS DAY" means any day other than a Saturday, Sunday or day on which banking institutions in the New York, New York are authorized or obligated by law or executive order to close.

     (v) "CAPITAL STOCK" means, with respect to any Person, any ownership interest in the voting or nonvoting capital stock or similar equity interest of such Person, whether held or controlled directly or indirectly through the ownership or control of capital stock or similar equity interest in one more affiliates.

     (vi) "CHANGE OF CONTROL" means the occurrence, on or prior to the fourth annual anniversary of the Original Issue Date, of any of the following events:
(A) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as

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amended (the "EXCHANGE ACT")), other than AT&T Corp., AT&T Global Card Holdings
Inc., any of their Affiliates or a Concert Party, is or becomes the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Stock of the Corporation; (B) the Corporation consolidates with, or mergers with or into, another Person, or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into the Corporation, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Corporation is converted into or exchanged for cash, securities, or other property, other than any such transaction where (I) the outstanding Voting Stock of the Corporation is converted into or exchanged for Voting Stock of the surviving or transferee Person or its parent corporation, and (II) the shareholders of the Corporation immediately prior to such transaction, together with their Affiliates or a Concert Party, own more than 50% of the Voting Stock of the surviving person; or (C) any voluntary liquidation, dissolution or winding up of the Corporation, other than in a circumstance described in the preceding clause (b).

     (vii) "COMMON STOCK" means the Class A Common Stock of the Corporation (the "CLASS A COMMON STOCK") and the Class B Common Stock of the Corporation (the "CLASS B COMMON STOCK").

     (viii) "CONCERT PARTY" means any Person controlled (as such term is defined in the definition of Affiliate), indirectly or directly, by AT&T Corp. and British Telecommunications plc. in connection with their Concert joint venture

     (ix) "DIVIDEND PAYMENT DATE" means [June 15 and December 15] of each year; PROVIDED that if any such day is not a Business Day, the relevant Dividend Payment Date shall be the first Business Day preceding such day.

     (x) "DIVIDEND RECORD DATE" means [June 1 and December 1] of each year.

     (xi) "DIVIDEND PERIOD" means a period commencing on the next succeeding date after the Dividend Payment Date and ending on the next Dividend Payment Date.

     (xii) "GLOBAL CARD HOLDINGS INC. CREDIT FACILITY AGREEMENT" means the
Credit Facility Agreement, dated [       ], 2000, among the Corporation, Global
Card Holdings Inc. and certain subsidiaries of the Corporation, as the same may be amended from time to time.

     (xiii) "HOLDER" means a holder of outstanding Series B Preferred Stock as reflected in the stock books of the Corporation.

     (xiv) "INDEBTEDNESS" of any Person at any date, means all indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), obligations under capital leases appearing or required to appear on the balance sheet of such Person and any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument.

     (xv) "ORIGINAL ISSUE DATE" means the date on which a share of Series B Preferred Stock was first issued.

     (xvi) "PERSON" means any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, governmental authority or other entity.

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     (xvii) "SUBSIDIARY" means each Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

     (xviii) "VENDOR FINANCING FACILITY" means any credit facilities of the Corporation or any of its Subsidiaries to finance the purchase or use of equipment, software and/or services provided by the vendors thereof, provided such facility is not secured by any assets other than the assets acquired from such vendor or vendors by Borrower or its Subsidiaries in connection with such facility as permitted by this Agreement.

     (xix) "VOTING STOCK" means at any time with respect to any Person shares of any class of capital stock of such Person which are then entitled to vote generally in the election of directors.

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